UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
November 16, 2009
Date of report (Date of earliest event reported)
IMAX Corporation
(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation)	0-24216 (Commission File Number)	98-0140269 (I.R.S. Employer Identification Number)
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
             (Address of Principal Executive Offices)          (Postal Code)
(905) 403-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On November 16, 2009, IMAX Corporation (the “Company”) amended and restated the terms of its existing senior secured credit facility (the “Prior Credit Facility”), which had been scheduled to mature on October 31, 2010. The amended and restated facility (the “New Credit Facility”), with a scheduled maturity of October 31, 2013, has a maximum borrowing capacity of $75 million, consisting of revolving loans of up to $40 million, subject to a borrowing base calculation (as described below) and including a sublimit of $20 million for letters of credit, and a term loan of $35 million. Certain of the Company’s subsidiaries will serve as guarantors (the “Guarantors”) of the Company’s obligations under the New Credit Facility. The New Credit Facility is collateralized by a first priority security interest in all of the present and future assets of the Company and the Guarantors.
     The terms of the New Credit Facility are set forth in the Amended and Restated Credit Agreement (the “Credit Agreement”), dated November 16, 2009, among the Company, Wachovia Capital Finance Corporation (Canada), as agent, lender, sole lead arranger and sole bookrunner, (“Wachovia”) and Export Development Canada, as lender (“EDC”, together with Wachovia, the “Lenders”) and in various collateral and security documents entered into by the Company and the Guarantors. Each of the Guarantors has also entered into a guarantee in respect of the Company’s obligations under the New Credit Facility.
     The revolving portion of the New Credit Facility permits maximum aggregate borrowings equal to the lesser of:
(i)	$40.0 million, and

(ii)	a collateral calculation based on the percentages of the book values of the Company’s net investment in sales-type leases, financing receivables, certain trade accounts receivable, finished goods inventory allocated to backlog contracts and the appraised values of the expected future cash flows related to operating leases and the Company’s owned real property, reduced by certain accruals and accounts payable and subject to other conditions, limitations and reserve right requirements.
     On November 17, 2009, the Company borrowed $35 million from the term loan portion of the New Credit Facility. Also on November 17, 2009, the Company repaid $20 million in outstanding indebtedness under the revolving portion of the New Credit Facility which had been carried over from the Prior Credit Facility.
     The revolving portion of the New Credit Facility bears interest, at the Company’s option, at either (i) LIBOR plus a margin of 2.75% per annum, or (ii) Wachovia’s prime rate plus a margin of 1.25% per annum. The term loan portion of the New Credit Facility bears interest, at the Company’s option, at either (i) LIBOR plus a margin of 3.75% per annum, or (ii) Wachovia’s prime rate plus a margin of 2.25% per annum.
     The New Credit Facility provides that so long as the term loan remains outstanding, the Company will be required to maintain: (i) a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1 through December 31, 2010, and (ii) a ratio of funded debt to EBITDA of not more than 1.75:1 thereafter. If the Company repays the term loan in full, it will remain subject to such ratio requirements only if Excess Availability (as defined in the Credit Agreement) is less than $10.0 million or Cash and Excess Availability (as defined in the Credit Agreement) is less than $15.0 million. The Company will also be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0; provided, however, that if the Company will have repaid the term loan in full, it will remain subject to such ratio requirement only if Excess Availability is less than $10.0 million or Cash and Excess Availability is less than $15.0 million. At all times under the terms of the New Credit Facility, the Company is required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million.
     The New Credit Facility contains typical affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and the guarantors to: incur certain additional indebtedness; make certain loans, investments or guarantees; pay dividends; make certain asset sales; incur certain liens or other encumbrances; conduct certain transactions with affiliates and enter into certain corporate transactions.

     The New Credit Facility also contains customary events of default, including upon an acquisition or change of control or upon a change in the business and assets of the Company or a Guarantor that in each case is reasonably expected to have a material adverse effect on the Company or a guarantor. If an event of default occurs and is continuing under the New Credit Facility, the Lenders may, among other things, terminate their commitments and require immediate repayment of all amounts owed by the Company.
     On November 17, 2009, the Company issued a press release announcing its entry into the New Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 17, 2009, furnished pursuant to Item 1.01.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)
Date: November 18, 2009	By:	/s/ ROBERT D. LISTER
		Name:	Robert D. Lister
		Title:	Senior Executive Vice President and General Counsel

	By:	/s/ JOSEPH SPARACIO
		Name:	Joseph Sparacio
		Title:	Executive Vice President and Chief Financial Officer